Exhibit 10.15

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 15, 2010 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and EXTEND HEALTH, INC., a Delaware corporation (“Extend Inc.”), EXTEND ADMINISTRATORS, LLC, a Delaware limited liability company (“Admin LLC”) and EXTEND INSURANCES SERVICES LLC, a Utah limited liability company (“Insurance LLC”) (Extend Inc., Admin LLC and Insurance LLC are, collectively, the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1          ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2          LOAN AND TERMS OF PAYMENT

2.1       Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1    Revolving Advances.

    (a)    Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

    (b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2    Equipment Advances.

    (a)    Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Equipment Line. Other than for the initial Equipment Advance which shall be made on the Effective Date in an amount of up to $500,000, Equipment Advances may only be used to finance Eligible Equipment purchased within one hundred twenty (120) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance. No Equipment Advance may exceed one hundred percent (100%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than fifty percent (50%) of the proceeds of the Equipment Line shall be used to finance Other Equipment. Each Equipment Advance must be in an amount equal to the lesser of One Hundred Twenty Five Thousand Dollars ($125,000) or the amount that has not yet been drawn under the Equipment Line. After repayment, no Equipment Advance may be reborrowed.

    (b)    Repayment. Each Equipment Advance shall immediately amortize and be payable in 42 equal payments of principal and interest (collectively, the “Scheduled Payments”) beginning on the first day of the month immediately following the date of the Equipment Advance, and continuing on the same day of each month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on each Equipment Advance shall be due on the applicable Equipment Maturity Date.

(c)       Prepayment of Equipment Advances.

(i)    Voluntary Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Equipment Advances at least ten (10) days prior to such prepayment; and (ii) pays, on the date of the prepayment (A) all unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Advance; (B) all remaining Scheduled Payments (including principal and interest); (C) all unpaid accrued interest to the date of the prepayment; (D) the Final Payment; and (E) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

(ii)    Involuntary Prepayment. If the Equipment Advances have become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that the Equipment Advances become due and payable according to the terms hereof, (A) all unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Advance; (B) all remaining Scheduled Payments (including principal and interest); (C) all unpaid accrued interest to the date of the prepayment; (D) the Final Payment; and (E) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3    Payment of Interest on the Credit Extensions.

(a)       Interest Rate.

(i)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one percentage point (1.0%) above the Prime Rate, or (ii) 4.25%, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)    Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a fixed rate equal to the greater of (i) the Basic Rate, or (ii) 3.97%, which interest shall be payable monthly.

(b)      Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)      Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)      Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)      Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f)    Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

2.4    Fees. Borrower shall pay to Bank:

(a)    Good Faith Deposit. A good faith deposit of $25,000 (the “Good Faith Deposit”) which has been received by Bank. The Good Faith Deposit shall be utilized by Bank to pay expenses incurred by Bank in the due diligence review process. Any portion of the Good Faith Deposit not utilized by Bank to pay such expenses shall be credited to Borrower’s payment of the Bank Expenses described in Section 2.4(d);

(b)    Revolving Loan Fee. A revolving loan fee equal to $25,000, payable on or before the Effective Date.

(c)    Final Payment. The Final Payment, due on the earlier of (a) the final payment date for each Equipment Advance or (b) the acceleration of an Equipment Advance; and

(d)    Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5    Payments; Application of Payments.

(a)    All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3       CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)    duly executed original signatures to the Loan Documents;

(b)    duly executed original signatures to the Control Agreement(s);

(c)    Borrower’s Operating Documents and good standing certificates of Borrower certified by the Secretary of State of the State of Delaware and Utah as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)    duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e)    certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released (including termination of the Liens in favor of the Private Bank of the Peninsula);

(f)    the Perfection Certificate(s) of Borrower, together with the duly executed original signatures thereto;

(g)    evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(h)    payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)    As a condition to the initial Advance under the Revolving Line only, receipt of a Borrowing Base Report at least 15 days prior to the date of the initial Advance;

(b)    except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;

(c)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(d)    in Bank’s sole discretion, there has not been any material adverse effect in the general affairs, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4    Procedures for Borrowing.

(a)    Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

(b)    Equipment Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Equipment Advance set forth in this Agreement, to obtain an Equipment Advance, Borrower must notify Bank (which notice shall be irrevocable) by electronic mail or facsimile no later than 12:00 p.m. Pacific time one (1) Business Day before the proposed Funding Date. The notice shall be a Payment/Advance Form, must be signed by a Responsible Officer or designee, and shall include a copy of the invoice for the Equipment being financed. If Borrower satisfies the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account.

4	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral other than in accordance with this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; except as indicated on the Perfection Certificate; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2    Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein, if required pursuant to the terms of this Agreement.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted by Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3    Litigation. Except as otherwise disclosed to Bank pursuant to Section 6.2(h), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.4    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations, except that interim financial statements may be subject to normal year-end audit adjustments and need not contain footnote disclosure required by GAAP. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5    Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is generally able to pay its debts (including trade debts) as they mature.

5.6     Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. To its knowledge, Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.7     Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8     Tax Returns and Payments; Pension Contributions. Borrower has timely filed all material required tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10  Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12  Third Party Administrator Accounts. Each Third Party Administrator Account contains only funds that Borrower is holding in trust for the benefit of third parties. No Third Party Administrator Account contains any property of Borrower.

5.13  Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a)    Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)    Use commercially reasonable efforts to obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2    Financial Statements, Reports, Certificates. Deliver to Bank:

(a)    Borrowing Base Reports. At any time that there are outstanding Advances under the Revolving Line, within thirty (30) days after the last day of each month, a 180-day cash projection by carrier spreadsheet, together with other evidence of Borrower’s total projected 120 day commission receipts, each in form and substance reasonably satisfactory to Bank (the “Borrowing Base Reports”) provided, however, that prior to the initial Advance under the Revolving Line, Borrower shall be required to deliver a Borrowing Base Report at least 15 days prior to the date of the requested initial Advance;

(b)    Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);

(c)    Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(d)    Annual Audited Financial Statements. As soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(e)    Board Projections. As soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year, Borrower’s board approved financial projections.

(f)    Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)    SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h)    Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i)    Intellectual Property Notice. Prompt written notice of Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(j)    Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand Dollars ($50,000).

6.4    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all material required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5    Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending (other than amendments increasing coverage), or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies (or other evidence of insurance reasonably satisfactory to Bank) and evidence of all premium payments. Proceeds payable with respect to any Collateral under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired Collateral (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6    Accounts.

(a)    Maintain all of its and all of its Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates which accounts shall represent (i) during the Draw Period, at least 85% of the dollar value of Borrower’s and such Subsidiaries’ balance sheet cash, and (ii) following the Draw Period, at least the lesser of (x) 85% of the dollar value of Borrower’s and such Subsidiaries’ balance sheet cash and (y) Twenty Five Million Dollars ($25,000,000). Borrower acknowledges that its banking relationship including its cash management and letter of credit activity shall be migrated to Bank in accordance with a schedule agreed to by Bank and Borrower.

(b)    Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such including (i) Extend Inc.’s Wells Fargo Bank – Payroll account (412-1817308) (the “Payroll Account”), (ii) Extend Inc.’s (A) Wells Fargo Bank – TPA Trust account (412-1178156), (B) Wells Fargo Bank – EH Trust account (412-1309835), and (C) BanCorp – TPA account (704-1-007568) (each a “Third Party Administrator Account” and, together with any successor accounts or other trust accounts that hold only third party funds and contain no funds of Borrower, collectively, the “Third Party Administrator Accounts”) provided that Borrower shall not transfer any of its funds to, or permit the same to be transferred to, any Third Party Administrator Account at any time, (iii) that certain cash collateral account securing Extend Inc.’s obligations in an aggregate principal amount not to exceed $50,000 under its American Express corporate credit cards, provided that the aggregate balance of such cash collateral account shall not exceed $50,000 at any time, plus any accrued interest, if any (the “AMEX Account”) and (iv) the Existing Accounts; provided however that notwithstanding anything to the contrary contained herein, beginning on the date that is 90 days after the date of this Agreement and prior to requesting the initial Advance (and receipt of such Control Agreements shall be a condition to the making of the initial Advance), the provisions of the previous sentence shall apply to, and Borrower shall obtain Control Agreements covering, each of the Existing Accounts if the Existing Accounts are not closed and transferred to Bank within 90 days of the Effective Date. As used herein, the term “Existing Accounts” shall mean Borrower’s: (i) Wells Fargo Bank – Operating (412-1178149), (ii) Private Bank of the Peninsula account 0140009564, and (iii) Private Bank of the Peninsula account 110010568.

(c)    Cash Collateral Account; Lockbox. All proceeds of Accounts shall be deposited by Borrower into a lockbox account (for receipt of checks), or a cash collateral account (for receipt of wires) or such other “blocked account” as specified by Bank, pursuant to a blocked account agreement. Unless otherwise directed by Bank in writing, all invoices and other instructions submitted by Borrower to an account debtor relating to Account payments shall designate the lockbox or cash collateral account as the place to which such payments shall be made. In connection therewith, Borrower shall execute such documents, including without limitation a blocked account agreement in such form as Bank may specify and take such other actions, as Bank reasonably requests from time to time to effect the provisions of this Section 6.6(c).

6.7    Financial Covenants. Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower:

(a)    Performance to Plan. As of the last day of each month, Borrower’s revenue based on a trailing 90 day basis, shall not be less than seventy-five percent (75%) of Borrower’s projected performance for such period as outlined in Borrower’s business plan provided to Bank as of the Effective Date and attached hereto as Appendix A.

6.8    Protection of Intellectual Property Rights.

(a)        (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property that is material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)        Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall use its commercially reasonable efforts to take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, on reasonable prior notice and at reasonable times and intervals, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10  Access to Collateral; Books and Records. Allow Bank, or its agents, to inspect the Collateral and audit and copy Borrower’s Books pursuant to the terms of this Section 6.10. The Initial Audit shall be completed prior to the earlier of (i) within sixty (60) days following the Effective Date, and (ii) the initial Advance. Thereafter, unless an Event of Default has occurred and is continuing, such inspections or audits shall be conducted no more often than once every twelve (12) months, provided, that the first such audit following the Initial Audit shall not occur until after Bank has extended the initial Advance under the Revolving Line. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.11  Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance in any material respect with or maintenance of Governmental Approvals or Requirements of Law, in each case, that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that does not constitute Financed Equipment; and (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) other Transfers in the ordinary course of business that do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate during any fiscal year.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management such that the Chief Executive Officer ceases to hold such office with Borrower and a replacement acceptable to Borrower’s Board of Directors is not made within 120 days or suffer any Change in Control. Borrower shall not, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Fifty Thousand Dollars ($350,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Fifty Thousand Dollars ($350,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Fifty Thousand Dollars ($350,000) to a bailee that is not already disclosed in the Perfection Certificate, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Fifty Thousand Dollars ($50,000) in any fiscal year of Borrower; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) Borrower is the surviving legal entity; provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein, and (ii) covenants with such restrictions in agreements, provided that such covenants do not prohibit or restrict Borrower from granting a security interest in Borrower’s property including its Intellectual Property in favor of Bank, and provided further that the counter parties to such covenants are not permitted to receive a security interest in Borrower’s property including its Intellectual Property.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof (including the payment of cash in lieu of issuing fractional shares), (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of current and former employees, directors, officers or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8    Transactions with Affiliates. Enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions permitted pursuant to the terms of Section 7.2 hereof, (iii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, and (iv) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business.

7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10  Compliance. Become an “investment company” or a company controlled by an “investment company” that is regulated under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11  Third Party Administrator Accounts. Borrower shall not at any time permit any Third Party Administrator Account to contain any property of Borrower.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Equipment Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6 or 6.7 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply to financial covenants or any other covenants set forth in clause (a) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any twenty (20) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5    Insolvency (a) Borrower is unable to pay its debts (including trade debts) generally as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by Borrower or Guarantor , the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7    Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within twenty (20) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and in the case of clause (a) or clause (b), such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction and the failure to hold such Governmental Approval in such other jurisdiction could reasonably be expected to result in a Material Adverse Change.

9	BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(d)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h)    demand and receive possession of Borrower’s Books; and

(i)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and the Code regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Borrower Liability. Any Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for each Borrower for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, provided that such waivers by each Borrower with respect to Sections 2847, 2848 and 2849 of the California Civil Code shall only be effective until all obligations of Bank to extend credit to Borrower have terminated and until all of the Obligations (other than inchoate indemnity obligations) have been paid in full, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until all Obligations (other than inchoate indemnity obligations) are paid in full and all obligations of Bank to extend credit to Borrower have terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

9.8    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC

and EXTEND INSURANCES SERVICES LLC

330 Primrose Road, Suite 610

Burlingame, CA 94010

Attn: Bryce Williams/CEO, Terri Brncic, Corporate Controller

Fax:

Email:

If to Bank:	Silicon Valley Bank 555 Mission Street, Suite 900 San Francisco, CA 94105 Attn: James Taylor Fax: 415.615.0076 Email:

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12       GENERAL PROVISIONS

12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2    Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates, provided that such Subsidiaries and Affiliates are bound by the same confidentiality obligation herein; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1  Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the sum of (a) U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” on the Funding Date, plus (b) the Loan Margin. (In the event Release H.15 is no longer published, Bank shall select a comparable publication to determine the U.S. Treasury note yield to maturity.)

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 90% of Borrower’s total projected 120-day commission receipts, as determined by Bank from Borrower’s most recent Borrowing Base Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Equipment Advance or any other extension of credit by Bank for Borrower’s benefit.

“Credit Party” means Borrower, and each of Borrower’s Subsidiaries.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Draw Period” is the period of time from the Effective Date through July 15, 2011.

“Effective Date” is defined in the preamble hereof.

“Eligible Equipment” is the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is acceptable to Bank in all respects, is located at a location disclosed in the Perfection Certificate or pursuant to Section 7.2 or such other location of which Bank has approved in writing, provided that up to $25,000 of Eligible Equipment consisting of laptop computers and other similar equipment may be located at employees’ home offices, and is subject to a first priority Lien in favor of Bank: (a) general purpose equipment, computer equipment, office equipment, manufacturing equipment, office equipment and furnishings, subject to the limitations set forth herein, and (b) Other Equipment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Advance” is defined in Section 2.1.2.

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to One Million Dollars ($1,000,000).

“Equipment Maturity Date” is, for each Equipment Advance, a date 42 months after such Equipment Advance but no later than March 15, 2015.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Accounts” is defined in Section 6.6(b).

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the final payment date for an Equipment Advance or (b) the acceleration of an Equipment Advance, equal to the Loan Amount for such Equipment Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is six percent (6.0%).

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest which is financed by an Equipment Advance.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Good Faith Deposit” is defined in Section 2.4(a).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of the Collateral, and Borrower’s Books with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)    its Copyrights, Trademarks and Patents;

(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)    any and all source code;

(d)    any and all design rights which may be available to a Borrower;

(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Amount” in respect of each Equipment Advance is the original principal amount of such Equipment Advance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Margin” is 2.69%.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of Borrower’s ability to satisfy the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Monthly Financial Statements” is defined in Section 6.2(b).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, transferable software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)    Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)    Subordinated Debt;

(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)    inter-company Indebtedness that otherwise constitutes an Investment allowed under clause (i) of the definition of Permitted Investments;

(h)    Other Indebtedness not otherwise permitted by Section 7.4 in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; and

(i)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b)    Investments consisting of Cash Equivalents;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)    Investments consisting of deposit accounts in which Bank has a perfected security interest, to the extent required pursuant to Section 6.6;

(e)    Investments accepted in connection with Transfers permitted by Section 7.1;

(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)    Investments (x) of any Borrower in or to any other Borrower, (y) of any Subsidiary that is not a Borrower in or to any Borrower or other Subsidiary that is not a Borrower, and (z) of any Borrower in or to any Subsidiary that is not a Borrower to fund operating expenses in the ordinary course of business;

(j)    Investments permitted pursuant to Section 7.3; and

(k)    other Investments in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

“Permitted Liens” are:

(a)    Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)    purchase money Liens (i) on Equipment (and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) (other than Financed Equipment) acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and additions, accessions, parts, replacements, fixtures, improvements and attachments thereto and the proceeds of the Equipment;

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)    Liens incurred or deposits made in connection with workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), and other Liens to secure the performance of tenders, statutory obligations, contract bids, contractual security deposits, government contracts, leases, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements;

(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)    non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that, to the extent required pursuant to Section 6.6, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k)    Liens incurred in the ordinary course of business, such as artisans’, carriers’, landlords’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

(l)    Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(m)    Liens securing Subordinated Debt; and

(m)    Liens on the AMEX Account.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the “prime rate” announced in the Wall Street Journal from time to time, even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Senior Vice President of Corporate Development, the Vice President of Finance and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Five Million Dollars ($5,000,000).

“Revolving Line Maturity Date” is July 15, 2011.

“Scheduled Payments” is defined in Section 2.1.2(b).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Third Party Administrator Accounts” is defined in Section 6.6(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Treasury Note Maturity” is thirty six (36) months.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: EXTEND HEALTH, INC.

By:	/s/ Bryce Williams
Name: Bryce Williams
Title: President and Chief Executive Officer

EXTEND ADMINISTRATORS, LLC

By:	/s/ Bryce Williams
Name: Bryce Williams
Title: President and Chief Executive Officer

EXTEND INSURANCES SERVICES LLC

By:	/s/ Bryce Williams
Name: Bryce Williams
Title: President and Chief Executive Officer

BANK:

SILICON VALLEY BANK

By:	/s/ James Taylor
Name: James Taylor
Title: Relationship Manager

Appendix A

Extend Health, Inc.

SVB Line of Credit

Financial Covenant Schedule

$000’s	FINANCIAL PLAN
Month	Projected Revenue	Trailing 90 Days Revenue		75% of Trailing 90 Days Revenue
May-10	$4,025	na		na
June-10	$3,174	na		na
July-10	$3,188		$10,387		$7,790
August-10	$3,216		$9,578		$7,184
September-10	$3,229		$9,633		$7,225
October-10	$3,371		$9,816		$7,362
November-10	$3,359		$9,959		$7,469
December-10	$3,341		$10,071		$7,553
January-11	$3,347		$10,047		$7,535
February-11	$3,373		$10,061		$7,546
March-11	$3,389		$10,109		$7,582
April-11	$6,906		$13,668		$10,251
May-11	$4,412		$14,707		$11,030
June-11	$4,500		$15,818		$11,864

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all Pledged CDs, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) equipment not financed by Bank (and any accessions, attachments, replacements or improvements thereon) that is subject to a lien in favor of Farnam Street Financial, Inc., M&I Marshall & Isley Bank, Cisco Systems Capital Corporation or Dell Financial Services securing the financing of the purchase of such equipment (and any accessions, attachments, replacements or improvements thereon) to the extent the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such equipment, provided, that, upon the release of any such lien or the termination or lapsing of any such prohibition, such equipment (and any accessions, attachments, replacements or improvements thereon) shall automatically be part of the Collateral and shall be subject to the security interest granted herein; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and provided further that any equipment financed by Bank will at all times constitute “Collateral”, (ii) more than 65% of the voting securities of any Subsidiary that is not organized under the laws of the United States or any of its states, (iii) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property, (iv) the AMEX Account, and (v) the Third Party Administrator Accounts.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date:

LOAN PAYMENT:

EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC and EXTEND INSURANCES SERVICES LLC

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC and EXTEND INSURANCES SERVICES LLC

The undersigned authorized officer(s) of EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC and EXTEND INSURANCES SERVICES LLC (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default in existence; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that the attached financial statements are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Reports	Monthly within 30 days	Yes No
Board Approved Projections	FYE within 30 days	Yes No

The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Borrower’s revenue, based on a trailing 90 day basis, shall not be less than 75% of Borrower’s projected performance for such period	75%	%	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

EXTEND HEALTH, INC.	BANK USE ONLY
By:
Name:	Received by:
Title:		AUTHORIZED SIGNER
Date:
EXTEND ADMINISTRATORS, LLC
By:	Verified:
Name:		AUTHORIZED SIGNER
Title:	Date:

EXTEND INSURANCE SERVICES LLC	Compliance Status: Yes No

By:
Name:
Title:

EXHIBIT D

FORM OF

CORPORATE BORROWING CERTIFICATE

BORROWER:     Extend Health, Inc.

BANK:                Silicon Valley Bank

DATE:                 July 15, 2010

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of

Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial)

they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.     The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                                       of Borrower, hereby certify as to paragraphs 1 through 5 above, as

                        [print title]

of the date set forth above.

By:

Name:

Title:

FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of July 27, 2011, by and between Silicon Valley Bank (“Bank”) and EXTEND HEALTH, INC., a Delaware corporation (“Extend Inc.”), EXTEND ADMINISTRATORS, LLC, a Delaware limited liability company (“Admin LLC”) and EXTEND INSURANCES SERVICES LLC, a Utah limited liability company (“Insurance LLC”) (Extend Inc., Admin LLC and Insurance LLC are, collectively, the “Borrower”).

RECITALS

A.        Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 15, 2010 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.        Borrower has requested that Bank amend the Loan Agreement to remove the Performance to Plan covenant. Bank has agreed to do so, and to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE the parties hereto agree as follows:

1.        Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.        Amendment to Loan Agreement.

 2.1        Section 6,7 (Financial Covenants). Section 6.7 of the Loan Agreement is deleted and replaced with the following:

    6.7        [Reserved].

3.        Limitation of Amendment.

 3.1        The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

 3.2         This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.        Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1        Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2        Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3        The organizational documents of Borrower delivered to Bank on or around the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound, or (v) constitute an event of default under any material agreement by which Borrower is bound;

4.6        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.        Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.        Effectiveness. This Amendment shall be deemed effective as of the date hereof, upon (a) the due execution and delivery to Bank of this Amendment by each party hereto; and (b) payment by Borrower of an amount equal to the Bank Expenses incurred in connection with this Amendment.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

EXTEND HEALTH, INC.

By	/s/ Joe Murad
Name:	Joe Murad
Title:	C.O.O.

EXTEND ADMINISTRATORS, LLC

By	/s/ Joe Murad
Name:	Joe Murad
Title:	C.O.O.

EXTEND INSURANCES SERVICES LLC

By	/s/ Joe Murad
Name:	Joe Murad
Title:	C.O.O.

BANK:

SILICON VALLEY BANK

By	/s/ Ben Columbo
Name:	Ben Columbo
Title:	Senior Relationship Manager

SECOND AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of August 30, 2011 (the “Second Amendment Date”), by and between Silicon Valley Bank (“Bank”) and EXTEND HEALTH, INC., a Delaware corporation (“Extend Inc.”), EXTEND ADMINISTRATORS, LLC, a Delaware limited liability company (“Admin LLC”) and EXTEND INSURANCE SERVICES LLC, a Utah limited liability company (“Insurance LLC”) (Extend Inc., Admin LLC and Insurance LLC are, collectively, the “Borrower”).

RECITALS

A.      Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 15, 2010, as amended by a First Amendment to Loan and Security Agreement dated as of July 27, 2011 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.      Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.      Borrower has requested that Bank amend the Loan Agreement to(i) renew the Revolving Line, (ii) add a new term loan and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.      Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE the parties hereto agree as follows:

1.      Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.      Amendment to Loan Agreement.

2.1      Bank and Borrower acknowledge that the Revolving Line expired on July 15, 2011. The Revolving Line is extended pursuant to the terms of this Amendment, subject to the provisions of the Loan Agreement, except as otherwise modified by the terms of this Amendment.

2.2      Section 2.1.3 (Term Loan). Section 2.1.3 is added to the Loan Agreement, to read as follows:

2.1.3         Term Loan.

                             (a)    Availability. Subject to the terms and conditions of this Agreement, provided that the sum of (i) Borrower’s unrestricted cash, cash equivalents and short-term investments on deposit with Bank or Bank’s Affiliates plus (ii) the amount that Borrower may request under the Revolving Line (i.e. the lesser of the Revolving Line or the Borrowing Base, minus in each case outstanding Advances) is at least $10,000,000, then Bank shall make one (1) Term Loan to Borrower in an amount up to the Term Loan Amount on or within two (2) days from the Second Amendment Date, but no later than August 31, 2011.

                             (b)    Repayment. Borrower shall pay interest on the outstanding principal balance of the Term Loan on the first day of each month for so long as the Term Loan is outstanding. Beginning on March 1, 2012, Borrower shall repay the Term Loan in thirty (30) equal monthly installments of principal and interest (the “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loan may not be reborrowed.

                             (c)    Prepayment. Borrower may not prepay any part of the Term Loan through December 31, 2011. From January 1, 2012 through March 31, 2012, Borrower may prepay all, but not less than all, of the Term Loan by paying such entire principal amount plus a prepayment premium equal to 2.0% of the amount prepaid. From April 1, 2012 through June 30, 2012, Borrower may prepay all, but not less than all, of the Term Loan by paying such entire principal amount plus a prepayment premium equal to 1.0% of the amount prepaid. Borrower may prepay all or any part of the Term Loan at any time thereafter without premium or penalty.

2.3       Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a) is amended and restated to read as follows:

(a)       Interest Rate.

(i)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate.

(ii)     Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a fixed rate equal to the greater of (i) the Basic Rate or (ii) 3.97%, which interest is payable monthly.

(iii)     Term Loan. Subject to Section 2.3(b), the outstanding principal amount of the Term Loan shall accrue interest at a fixed rate equal to 6.25%, which interest is payable monthly.

2.4       Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement is amended and restated to read as follows:

6.7       Financial Covenants. Maintain at all times, to be tested as of the last day of each month or fiscal quarter, as applicable, unless otherwise noted, on a consolidated basis with respect to Borrower:

(a)       Performance to Plan. As of the last day of each month, Borrower’s revenue, based on a trailing 90 day basis, shall not be less than seventy-five percent (75%) of Borrower’s projected revenue for such period, as outlined in the projections provided to and accepted by Bank as of the Second Amendment Date and attached hereto as Appendix A.

(b)       Adjusted EBITDA. Maintain, measured as of the last day of each fiscal quarter, Adjusted EBITDA for such quarter of at least $1.00, provided, however, that Borrower may suffer a loss for each of the following quarters in an amount not more than the loss set forth opposite such quarter:

Period	Adjusted EBITDA Loss not to exceed:

Quarter ended December 31, 2011	($1,000,000)
Quarter ended December 31, 2012	($3,000,000)

(c)       Fixed Charge Coverage Ratio. Maintain, measured as of the last day of each fiscal quarter on a trailing 12-month basis, a Fixed Charge Coverage Ratio of at least 2.0 to 1.0.

2.5     Section 13 (Definitions).

(a)             The following defined terms are added to the Loan Agreement to read as follows:

“Adjusted EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) all non-cash stock based compensation expenses.

“Fixed Charge Coverage Ratio” means (a) the sum of Borrower’s trailing 12-month consolidated Adjusted EBITDA minus non-financed capital expenditures and cash taxes, divided by (b) the sum of Borrower’s trailing 12-month scheduled principal and interest payments on all outstanding Indebtedness for borrowed money and capital lease obligations, including Obligations under this Agreement.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Second Amendment Date” is August 30, 2011.

“Term Loan” is the loan made by Bank pursuant to the terms of Section 2.1.3 hereof.

“Term Loan Amount” is an amount equal to Five Million Dollars ($5,000,000).

“Term Loan Maturity Date” is August 30, 2014.

(b)             The following defined terms in the Loan Agreement and their respective definitions are amended and restated in their entirety to read as follows

“Prime Rate” is the U.S. Prime Rate published from time to time in the Western Edition of The Wall Street Journal, even if it is not Bank’s lowest rate.

“Revolving Line Maturity Date” is August 30, 2012.

2.6        Exhibits. Exhibit C (Compliance Certificate) attached to the Loan Agreement is replaced with Exhibit C attached hereto

2.7        Appendix. Appendix A attached to the Loan Agreement is replaced with Appendix A attached hereto.

2.8        Consent to Payment of Dividends. Notwithstanding the restrictions set forth in Section 7.7 of the Loan Agreement, Bank consents to the payment by Extend Inc. of up to $27,000,000 of cash dividends on its capital stock on or before March 31, 2012.

3.      Limitation of Amendment.

3.1        The amendments set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2        This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.      Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1        Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2        Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3        The organizational documents of Borrower delivered to Bank on or around the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5         The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound, or (v) constitute an event of default under any material agreement by which Borrower is bound;

4.6        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.      Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.      Effectiveness. This Amendment shall be deemed effective as of the date hereof, upon (a) the due execution and delivery to Bank of this Amendment by each party hereto; and (b) payment by Borrower of a fee of $25,000, plus an amount equal to the Bank Expenses incurred in connection with this Amendment.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

EXTEND HEALTH, INC.

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title:	President & CEO

EXTEND ADMINISTRATORS, LLC

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title:	President & CEO

EXTEND INSURANCE SERVICES LLC

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title:	President & CEO

BANK:

SILICON VALLEY BANK

By	/s/ Benjamin Columbo

Name:	Benjamin Columbo

Title:	President & CEO

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC and EXTEND INSURANCE SERVICES LLC

The undersigned authorized officer(s) of EXTEND HEALTH, INC., EXTEND ADMINISTRATORS, LLC and EXTEND INSURANCE SERVICES LLC (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                                  with all required covenants except as noted below; (2) there are no Events of Default in existence; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that the attached financial statements are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Reports	Monthly within 30 days	Yes No
Board Approved Projections	FYE within 30 days	Yes No
The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain:
Measured on a monthly basis, Borrower’s revenue, based on a trailing 90 day basis, shall not be less than 75% of projected revenue for such period	75%	____%	Yes No

Financial Covenant	Required	Actual	Complies
Adjusted Quarterly EBITDA	$1.00, except Q2 2011 ($1MM) and Q2 2012 ($3mm)	______	Yes No
Fixed Charge Coverage Ratio (Quarterly, on trailing 12-month basis)	2.0:1.0	___: 1.0	Yes No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

EXTEND HEALTH, INC.	BANK USE ONLY
By:
Name:	Received by:
Title:		AUTHORIZED SIGNER

Date:
EXTEND ADMINISTRATORS, LLC

By:	Verified:
Name:		AUTHORIZED SIGNER

Title:	Date:

EXTEND INSURANCE SERVICES LLC	Compliance Status: Yes No
By:
Name:
Title:

Appendix A

Extend Health, Inc.

SVB Line of Credit

Financial Covenant Schedule

$000’s	FINANCIAL PLAN
(a) Month	(b) Projected Revenue	(a) Month	(b) Projected Revenue
May-11	$5,446	na	na
June-11	$4,571	na	na
July-11	$5,196	$15,213	$11,410
August-11	$5,184	$14,951	$11,213
September-11	$5,666	$16,046	$12,035
October-11	$5,323	$16,173	$12,130
November-11	$5,313	$16,302	$12,227
December-11	$5,308	$15,944	$11,958
January-12	$4,981	$15,602	$11,702
February-12	$4,963	$15,252	$11,439
March-12	$7,236	$17,180	$12,885
April-12	$5,852	$18,051	$13,538
May-12	$5,858	$18,946	$14,210
June-12	$5,865	$17,575	$13,181

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 28, 2011 (the “Second Amendment Date”), by and between Silicon Valley Bank (“Bank”) and EXTEND HEALTH, INC., a Delaware corporation (“Extend Inc.”), EXTEND ADMINISTRATORS, LLC, a Delaware limited liability company (“Admin LLC”) and EXTEND INSURANCE SERVICES LLC, a Utah limited liability company (“Insurance LLC”) (Extend Inc., Admin LLC and Insurance LLC are, collectively, the “Borrower”).

RECITALS

A.        Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 15, 2010, as amended by a First Amendment to Loan and Security Agreement dated as of July 27, 2011 and a Second Amendment to Loan and Security Agreement dated as of August 30, 2011 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.        Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.        Borrower has requested that Bank amend the Loan Agreement to (i) renew and increase the Revolving Line, (ii) provide a new term loan and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.        Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE the parties hereto agree as follows:

1.        Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.        Amendment to Loan Agreement.

2.1        Section 2.1.4 (Term Loan II). Section 2.1.4 is added to the Loan Agreement, to read as follows:

  2.1.4        Term Loan II.

(a)        Availability. Subject to the terms and conditions of this Agreement, provided that the sum of (i) Borrower’s unrestricted cash, cash equivalents and short-term investments on deposit with Bank or Bank’s Affiliates plus (ii) the amount that Borrower may request under the Revolving Line (i.e. the lesser of the Revolving Line or the Borrowing Base, minus in each case outstanding Advances) is at least equal to the sum of (x) $10,000,000 plus (y) the aggregate amount of cash dividends proposed to be paid by Extend Inc. on account of its capital stock after the date of this Amendment, then Borrower may request one (1) Term Loan II in an amount up to the Term Loan II Amount on or within two (2) Business Days from the Third Amendment Date.

(b)        Repayment. Borrower shall pay interest on the outstanding principal balance of the Term Loan II on the first day of each month for so long as the Term Loan II is outstanding. Beginning on July 1, 2012, Borrower shall repay the Term Loan in thirty (30) equal monthly installments of principal and interest (the “Term Loan II Payment”). Borrower’s final Term Loan II Payment, due on the Term Loan II Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan II. Once repaid, the Term Loan II may not be reborrowed.

(c)        Prepayment. Borrower may not prepay any part of the Term Loan II through April 30, 2012. From May 1, 2012 through July 31, 2012, Borrower may prepay all, but not less than all, of the Term Loan II by paying such entire principal amount plus a prepayment premium equal to 2.0% of the amount prepaid. From August 1, 2012 through October 31, 2012, Borrower may prepay all, but not less than all, of the Term Loan II by paying such entire principal amount plus a prepayment premium equal to 1.0% of the amount prepaid. Borrower may prepay all or any part of the Term Loan II at any time thereafter without premium or penalty.

2.2        Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3(a) is amended and restated to read as follows:

(a)         Interest Rate.

(i)        Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate.

(ii)      Equipment Advances. Subject to Section 2.3(b), the principal amount outstanding for each Equipment Advance shall accrue interest at a fixed rate equal to the greater of (i) the Basic Rate or (ii) 3.97%, which interest is payable monthly.

(iii)    Term Loan. Subject to Section 2.3(b), the outstanding principal amount of the Term Loan shall accrue interest at a fixed rate equal to 6.25%, which interest is payable monthly.

(iv)    Term Loan II. Subject to Section 2.3(b), the outstanding principal amount of the Term Loan II shall accrue interest at a fixed rate equal to 6.25%, which interest is payable monthly.

2.3        Section 4.1 (Grant of Security Interest). Section 4.1 of the Loan Agreement ((Grant of Security Interest) is amended to read as follows:

4.1         Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for obligations in respect of Bank Services, are repaid in full in cash and (b) this Agreement and Bank’s obligation to make Credit Extensions is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment to secure obligations in respect of Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

2.4         Section 6.7 (Financial Covenants). Section 6.7 of the Loan Agreement is amended and restated to read as follows:

6.7         Section 9.1 (Rights and Remedies). Sections 9.1(c) and 9.1(d) of the Loan Agreement are amended to read as follows:

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

2.5         Consent to Payment of Dividends. Notwithstanding the restrictions set forth in Section 7.7 of the Loan Agreement, Bank consents to the payment by Extend Inc. of up to $12,000,000 of cash dividends on its capital stock on or before December 29, 2011.

2.6         Section 12.8 (Survival). Section 12.8 of the Loan Agreement (Survival) is amended to read as follows:

12.8        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

2.7         Section 13 (Definitions).

    (a)        The following defined terms are added to the Loan Agreement to read as follows:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Third Amendment Date” is December 28, 2011.

“Term Loan II” is the loan made by Bank pursuant to the terms of Section 2.1.3 hereof.

“Term Loan II Amount” is an amount equal to Five Million Dollars ($5,000,000).

“Term Loan II Maturity Date” is December 1, 2014.

(b) The following defined terms in the Loan Agreement and their respective definitions are amended and restated in their entirety to read as follows

“Credit Extension” is any Advance, Equipment Advance, Term Loan, Term Loan II or any other extension of credit by Bank for Borrower’s benefit

“Revolving Line” is an Advance or Advances in an amount equal to Eight Million Dollars ($8,000,000).

“Revolving Line Maturity Date” is December 22, 2012.

3.	Limitation of Amendment.

3.1         The amendments set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2         This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.       Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1         Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2         Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3         The organizational documents of Borrower delivered to Bank on or around the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound, or (v) constitute an event of default under any material agreement by which Borrower is bound;

4.6        The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.        Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.        Effectiveness. This Amendment shall be deemed effective as of the date hereof, upon (a) the due execution and delivery to Bank of this Amendment by each party hereto; and (b) payment by Borrower of a fee of $35,000, plus an amount equal to the Bank Expenses incurred in connection with this Amendment.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

EXTEND HEALTH, INC.

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title:	President & CEO

EXTEND ADMINISTRATORS, LLC

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title:	President & CEO

EXTEND INSURANCE SERVICES LLC

By	/s/ Bryce A. Williams

Name:	Bryce A. Williams

Title	President & CEO

BANK:

SILICON VALLEY BANK

By	/s/ Ben Columbo

Name:	Ben Columbo

Title:	Sr. Manager